Exhibit 99

Investor News	NYSE:PEG

For further information, contact:

• Kathleen A. Lally, Vice President – Investor Relations	Phone: 973-430-6565
• Carlotta Chan Lane, Manager – Investor Relations	Phone: 973-430-6596

October 27, 2010

PSEG ANNOUNCES 2010 THIRD QUARTER RESULTS

$1.12 PER SHARE FROM NET INCOME

$1.06 PER SHARE OF OPERATING EARNINGS

Company Maintains 2010 Operating Earnings Guidance of $3.00-$3.25 Per Share

Forward Power Prices Continue To Decline

Public Service Enterprise Group (PSEG) today reported third quarter 2010 net income and income from continuing operations of $567 million or $1.12 per share as compared to $488 million or $0.96 per share for the third quarter of 2009. Operating earnings for the third quarter of 2010 were $538 million or $1.06 per share compared to the third quarter of 2009 operating earnings of $464 million or $0.92 per share.

PSEG believes that the non-GAAP financial measure of “Operating Earnings” provides a consistent and comparable measure of performance of its businesses to help shareholders understand performance trends. Operating Earnings exclude the impact of returns/(losses) associated with Nuclear Decommissioning Trust (NDT), certain Mark-to-Market (MTM) accounting and other material one time items. The table below provides a reconciliation of PSEG’s Net Income to Operating Earnings (a non-GAAP measure) for the third quarter. See Attachment 12 for a complete list of items excluded from Income from Continuing Operations in the determination of Operating Earnings.

PSEG CONSOLIDATED EARNINGS (unaudited)

Third Quarter Comparative Results

2010 and 2009

	Income ($millions)		Diluted Earnings Per Share
	2010	2009	2010	2009
Net Income/Income from Continuing Ops	$567	$488	$1.12	$0.96
Less: Excluded Items	29	24	0.06	0.04
Operating Earnings (Non-GAAP)	$538	$464	$1.06	$0.92
		Avg. Shares	507M	507M

“Our financial results in the third quarter were strong” said Ralph Izzo, chairman, president and chief executive officer of PSEG. “Warmer than normal weather and higher electric delivery rates in effect at the start of the summer helped to offset the impact of a slow economic recovery and lower realized energy prices at Power. Our results for the quarter continue to support full year earnings of $3.00-$3.25 per share.” Operating Earnings guidance by company for the full year is as follows:

Operating Earnings

	2010E	2009A
PSEG Power	$1,060 - $1,135	$1,205
PSE&G	$425 - $455	$321
PSEG Energy Holdings	$30 - $40	$43
Parent	$5 - $15	$10
Total	$1,520 - $1,645	$1,579
Earnings Per Share	$3.00 - $3.25	$3.12

Izzo indicated that the strong results “reflect the substantial efforts of our employees to reduce costs in the face of continuing decreases in energy prices. These efforts will play an important role in meeting our financial objectives as legacy hedges executed at higher prices roll off in 2011 and 2012.”

Operating Earnings Review and Outlook by Operating Subsidiary

See Attachment 6 for detail regarding the quarter-over-quarter reconciliations for each of PSEG’s businesses.

PSEG Power

PSEG Power reported operating earnings of $355 million ($0.70 per share) for the third quarter of 2010 compared with operating earnings of $358 million ($0.71 per share) for the third quarter of 2009.

PSEG Power’s results in the third quarter benefited from a 10% increase in output. The increase in output was experienced by PSEG Power’s fossil fleet, and improved earnings by $0.04 per share. This improvement was partially offset by a 17-day unplanned outage at the Salem 1 nuclear reactor early in the quarter. The lower nuclear output reduced earnings by $0.03 per share. Warmer than normal weather during the quarter added $0.03 per share to earnings. The recontracting of expiring hedges at lower prices reduced earnings by $0.05 per share including customer migration away from the BGS contract which reduced earnings in the quarter by $0.01 per share. In addition, the continued erosion in margin on certain wholesale electric energy supply contracts that Power supplies from the market reduced earnings by $0.02 per share. Realized gains on investments in Power’s Rabbi Trust Fund added $0.01 per share to earnings. A decline in the effective tax rate aided earnings by $0.01 per share.

The nuclear generating units operated by PSEG Power performed at an average capacity factor of 90.4% during the quarter resulting in a capacity factor of 91.8% for the nine months ended September 30, 2010. The results for the quarter include the effect of the unplanned outage at Salem 1. The outage is expected to reduce the full-year capacity factor for Power’s fleet by 0.6% to slightly better than 91%. The anticipated results for the full-year reflect the impact of a scheduled refueling outage at Hope Creek that began on October 15.

Power’s operating earnings for 2010 are forecasted at $1,060 - $1,135 million compared to operating earnings for 2009 of $1,205 million. Full year operating earnings will be affected by continued lower forward energy pricing.

Power’s full year earnings comparisons will be affected by erosion in margins from BGS customer migration as well as volume declines associated with other full requirement contracts. Our forecast for full-year 2010 assumes a year-over-year reduction in margin associated with customer migration of $0.04 per share, at the upper end of our prior guidance of a $0.02 - $0.04 per share impact for the year. New retail suppliers have entered the market for residential customers in the third quarter.

These items will be partially offset by an expected increase in generation volume, a decline in depreciation expense and continued focus on O&M. In addition, Power’s full year earnings will reflect the impact of a one-time increase in taxes related to the enactment of health care legislation recognized in March 2010 along with the impairment of sulfur-dioxide emissions allowances recognized in the second quarter.

Power continues to hedge its expected generation in future years consistent with past practice. At the end of September, approximately 68% of Power’s anticipated 2011 coal and nuclear generation is hedged at an average price of $71 per MWh with hedges. This compares with an average hedge price for energy in 2010 of $72 per MWh. These figures, however, don’t reflect the potential impact of increased levels of customer migration, which could reduce the level of power supplied under existing BGS contracts. Incremental migration equal to 5% of customer load would reduce earnings by approximately $0.015 per share at current market prices. An additional loss of 15% of load would reduce our average hedged price in 2011 to $67 per MWh.

PSE&G

PSE&G reported operating earnings of $155 million ($0.30 per share) for the third quarter of 2010 compared with operating earnings of $87 million ($0.17 per share) for the third quarter of 2009.

PSE&G’s results were driven by higher rates, abnormally warm weather and a reduction in operating and maintenance expenses. An annual increase in electric and gas rates of $73.5 million and $26.5 million that went into effect on June 7 and July 9 respectively added $0.05 per share to earnings. An increase in revenue associated with investments in capital infrastructure and renewables approved during 2009 improved earnings by $0.01 per share. Warmer than normal weather during the third quarter of 2010 in comparison to cooler than normal weather conditions in the year ago period improved electric demand and earnings by $0.03 per share. An increase in transmission revenues at the start of the year added $0.01 per share to quarterly earnings. A decline in operating and maintenance expenses during the quarter improved earnings by $0.02 per share. These items offset an increase in depreciation and interest expense associated with higher levels of capital investment ($0.02 per share). Realized gains on investments in PSE&G’s Rabbi Trust added $0.02 per share, and a decline in the effective tax rate added $0.01 per share to earnings.

PSE&G experienced an increase in demand from residential and commercial customers during the third quarter reflecting the favorable weather that more than offset the impact of a weak economy on demand. Economic data related to employment and housing in PSE&G’s service territory show signs of stability but, don’t yet indicate a return to growth in the economy.

PSE&G’s operating earnings for 2010 are forecast at $425 - $455 million compared to 2009’s operating earnings of $321 million. Operating earnings will be influenced by a full year of return on capital projects approved by the BPU in 2009, the increase in electric and gas distribution rates, an increase in transmission revenue and a decline in operating and maintenance expenses.

PSE&G has updated its forecast of capital spending for 2010-2012, and provided an initial forecast related to capital spending plans for 2013. The revised budget calls for spending $4.5 billion over 2010-2012 with spending of $1.6 billion for 2013 resulting in a $6.1 billion capital program over this four year period. The projections take into account the delay associated with the in-service date for the Susquehanna to Roseland transmission line, the reconfiguration of the Branchburg-Roseland-Hudson line as well as the previously announced reduction in distribution spending. Transmission related capital spending represents 50% of PSE&G’s forecast level of capital spending over 2010-2013. The implementation and timing of capital expenditures are subject to obtaining timely government approvals.

PSEG Energy Holdings

PSEG Energy Holdings reported operating earnings of $24 million ($0.05 per share) for the third quarter of 2010 versus an operating loss of $1 million during the third quarter of 2009.

The improvement in operating earnings for the quarter reflects the successful termination of two Lilo/Silo leveraged leases during the quarter that resulted in a gain of $0.03 per share which matched a similar level of termination related gains recorded in the year ago quarter. Results also benefited from the absence of a premium paid on the debt exchange with Power in 2009 ($0.04 per share) as well as a decline in interest expense ($0.01 per share).

The successful termination of two cross-border leases during the quarter reduced Holdings’ net cash exposure to $330 million at the end of September. Holdings has $320 million on deposit with the IRS to defray potential interest costs associated with this disputed tax matter.

Holdings’ operating earnings for 2010 are forecast at $30 – $40 million as compared to 2009’s operating earnings of $43 million. The loss of income on terminated leases, the absence of the debt exchange this year and a reduction in gains from the termination of leases will be partially offset by lower financing costs and tax benefits from the start-up of solar projects in Ohio and Florida.

Other Items

PSEG Power indicated during the quarter that it is exploring the potential sale of its two 1,000 MW combined cycle generating facilities in Texas through an auction process. The sale is dependent on the receipt of offers that reflect the appropriate value for the assets.

Holdings issued a call notice in October for the redemption in December 2010 of the remaining $127 million outstanding principal balance of its 8.5% Senior Notes due June 2011.

FORWARD-LOOKING STATEMENT

Readers are cautioned that statements contained in this presentation about our and our subsidiaries’ future performance, including future revenues, earnings, strategies, prospects, consequences and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. When used herein, the words “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast”, “project”, variations of such words and similar expressions are intended to identify forward-looking statements. Although we believe that our expectations are based on reasonable assumptions, they are subject to risks and uncertainties and we can give no assurance they will be achieved. The results or developments projected or predicted in these statements may differ materially from what may actually occur. Factors which could cause results or events to differ from current expectations include, but are not limited to:

•

Adverse changes in energy industry law, policies and regulation, including market structures, transmission planning and cost allocation rules, including rules regarding who is permitted to build transmission going forward, and reliability standards.

•	Any inability of our transmission and distribution businesses to obtain adequate and timely rate relief and regulatory approvals from federal and state regulators.

•	Changes in federal and state environmental regulations that could increase our costs or limit operations of our generating units.

•	Changes in nuclear regulation and/or developments in the nuclear power industry generally that could limit operations of our nuclear generating units.

•	Actions or activities at one of our nuclear units located on a multi-unit site that might adversely affect our ability to continue to operate that unit or other units located at the same site.

•	Any inability to balance our energy obligations, available supply and trading risks.

•	Any deterioration in our credit quality.

•	Availability of capital and credit at commercially reasonable terms and conditions and our ability to meet cash needs.

•	Any inability to realize anticipated tax benefits or retain tax credits.

•	Changes in the cost of, or interruption in the supply of, fuel and other commodities necessary to the operation of our generating units.

•	delays in receipt of necessary permits and approvals for our construction and development activities,

•	Delays or unforeseen cost escalations in our construction and development activities.

•	Adverse changes in the demand for or price of the capacity and energy that we sell into wholesale electricity markets.

•	Increase in competition in energy markets in which we compete.

•	Adverse performance of our decommissioning and defined benefit plan trust fund investments and changes in discount rates and funding requirements.

•	Changes in technology and customer usage patterns.

For further information, please refer to our Annual Report on Form 10-K, including Item 1A. Risk Factors, and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. These documents address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this presentation. In addition, any forward-looking statements included herein represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if our internal estimates change, unless otherwise required by applicable securities laws.

Attachment 1

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Operating Earnings and Per Share Results by Subsidiary

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
Earnings Results ($ Millions)
PSEG Power	$355	$358	$892	$964
PSE&G	155	87	347	253
PSEG Energy Holdings	24	(1)	43	30
PSEG	4	20	12	17

Operating Earnings	$538	$464	$1,294	$1,264

Reconciling Items(a)	29	24	(12)	(21)

Net Income	$567	$488	$1,282	$1,243

Fully Diluted Average Shares Outstanding (in Millions)	507	507	507	507

Per Share Results (Diluted)
PSEG Power	$0.70	$0.71	$1.76	$1.91
PSE&G	0.30	0.17	0.68	0.50
PSEG Energy Holdings	0.05	—	0.09	0.06
PSEG	0.01	0.04	0.02	0.03

Operating Earnings	$1.06	$0.92	$2.55	$2.50

Reconciling Items(a)	0.06	0.04	(0.02)	(0.05)

Net Income	$1.12	$0.96	$2.53	$2.45

(a)	See attachment 12 for details of items excluded from Income from Continuing Operations to compute Operating Earnings. Income from Continuing Operations for the three months and nine months ended September 30, 2010 and 2009 is equal to Net Income.

Note:

Income from Continuing Operations includes preferred stock dividends relating to PSE&G of $1 million for the three months ended September 30, 2009.

Income from Continuing Operations includes preferred stock dividends relating to PSE&G of $1 million and $3 million for the nine months ended September 30, 2010 and 2009, respectively.

Attachment 2

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Consolidating Statements of Operations

(Unaudited, $ Millions)

	For the Three Months Ended September 30, 2010
	PSEG	OTHER (a)	PSEG POWER	PSE&G	PSEG ENERGY HOLDINGS
OPERATING REVENUES	$3,254	$(474)	$1,663	$2,007	$58
OPERATING EXPENSES
Energy Costs	1,355	(474)	714	1,115	—
Operation and Maintenance	601	1	263	327	10
Depreciation and Amortization	265	4	48	209	4
Taxes Other Than Income Taxes	31	—	—	31	—

Total Operating Expenses	2,252	(469)	1,025	1,682	14

OPERATING INCOME	1,002	(5)	638	325	44
Income from Equity Method Investments	4	—	—	—	4
Other Income and Deductions	66	11	35	13	7
Other Than Temporary Impairments	(3)	(1)	(2)	—	—
Interest Expense	(120)	3	(37)	(82)	(4)
Preferred Stock Dividends	—	—	—	—	—

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	949	8	634	256	51
Income Tax Expense	(382)	(4)	(250)	(101)	(27)

NET INCOME	$567	$4	$384	$155	$24

Reconciling Items Excluded from Continuing Operations(C):	29	—	29	—	—

OPERATING EARNINGS	$538	$4	$355	$155	$24

	For the Three Months Ended September 30, 2009
	PSEG	OTHER (a)	PSEG POWER	PSE&G	PSEG ENERGY HOLDINGS
OPERATING REVENUES	$3,040	$(524)	$1,564	$1,943	$57
OPERATING EXPENSES
Energy Costs	1,241	(525)	599	1,167	—
Operation and Maintenance	621	(9)	265	351	14
Depreciation and Amortization	224	4	48	169	3
Taxes Other Than Income Taxes	30	—	—	30	—

Total Operating Expenses	2,116	(530)	912	1,717	17

OPERATING INCOME	924	6	652	226	40
Income from Equity Method Investments	6	—	—	—	6
Other Income and Deductions	24	33	23	2	(34)
Interest Expense	(129)	(5)	(37)	(77)	(10)
Preferred Stock Dividends	—	1	—	(1)	—

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES (b)	825	35	638	150	2
Income Tax Expense	(337)	(15)	(256)	(63)	(3)

NET INCOME (LOSS)	$488	$20	$382	$87	$(1)

Reconciling Items Excluded from Continuing Operations(C):	24	—	24	—	—

OPERATING EARNINGS (LOSS)	$464	$20	$358	$87	$(1)

(a)	Primarily includes financing activities and donations at the parent and intercompany eliminations.
(b)	Income from Continuing Operations before Income Taxes includes preferred stock dividends relating to PSE&G of $1 million for the three months ended September 30, 2009.
(c)	See attachment 12 for details of items excluded from Income from Continuing Operations to compute Operating Earnings. Income from Continuing Operations for the three months ended September 30, 2010 and 2009 is equal to Net Income.

Attachment 3

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Consolidating Statements of Operations

(Unaudited, $ Millions)

	For the Nine Months Ended September 30, 2010
	PSEG	OTHER (a)	PSEG POWER	PSE&G	PSEG ENERGY HOLDINGS
OPERATING REVENUES	$9,389	$(2,036)	$5,324	$5,987	$114
OPERATING EXPENSES
Energy Costs	4,270	(2,034)	2,732	3,572	—
Operation and Maintenance	1,915	(18)	817	1,084	32
Depreciation and Amortization	730	13	144	563	10
Taxes Other Than Income Taxes	101	—	—	101	—

Total Operating Expenses	7,016	(2,039)	3,693	5,320	42

OPERATING INCOME	2,373	3	1,631	667	72
Income from Equity Method Investments	12	—	—	—	12
Other Income and Deductions	128	9	90	20	9
Other Than Temporary Impairments	(9)	(1)	(8)	—	—
Interest Expense	(356)	10	(119)	(239)	(8)
Preferred Stock Dividends	—	1	—	(1)	—

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES (b)	2,148	22	1,594	447	85
Income Tax Expense	(866)	(10)	(642)	(172)	(42)

NET INCOME	$1,282	$12	$952	$275	$43

Reconciling Items Excluded from Continuing Operations(C):	(12)	—	60	(72)	—

OPERATING EARNINGS	$1,294	$12	$892	$347	$43

	For the Nine Months Ended September 30, 2009
	PSEG	OTHER (a)	PSEG POWER	PSE&G	PSEG ENERGY HOLDINGS
OPERATING REVENUES	$9,520	$(2,388)	$5,391	$6,321	$196
OPERATING EXPENSES
Energy Costs	4,376	(2,386)	2,757	4,005	—
Operation and Maintenance	1,922	(25)	820	1,090	37
Depreciation and Amortization	634	12	152	462	8
Taxes Other Than Income Taxes	100	—	—	100	—

Total Operating Expenses	7,032	(2,399)	3,729	5,657	45

OPERATING INCOME	2,488	11	1,662	664	151
Income from Equity Method Investments	17	—	—	—	17
Other Income and Deductions	87	26	85	5	(29)
Other Than Temporary Impairments	(61)	(1)	(60)	—	—
Interest Expense	(407)	(11)	(125)	(236)	(35)
Preferred Stock Dividends	—	3	—	(3)	—

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES (b)	2,124	28	1,562	430	104
Income Tax Expense	(881)	(11)	(619)	(177)	(74)

NET INCOME	$1,243	$17	$943	$253	$30

Reconciling Items Excluded from Continuing Operations(C):	(21)	—	(21)	—	—

OPERATING EARNINGS	$1,264	$17	$964	$253	$30

(a)	Primarily includes financing activities and donations at the parent and intercompany eliminations.
(b)	Income from Continuing Operations before Income Taxes includes preferred stock dividends relating to PSE&G of $1 million and $3 million for the nine months ended September 30, 2010 and 2009, respectively.
(c)	See attachment 12 for details of items excluded from Income from Continuing Operations to compute Operating Earnings. Income from Continuing Operations for the nine months ended September 30, 2010 and 2009 is equal to Net Income.

Attachment 4

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Capitalization Schedule

(Unaudited, $ Millions)

	September 30, 2010	December 31, 2009
DEBT
Commercial Paper and Loans	$—	$530
Long-Term Debt	7,898	6,781
Securitization Debt	1,202	1,343
Project Level, Non-Recourse Debt	56	42

Total Debt	9,156	8,696
SUBSIDIARY’S PREFERRED STOCK WITHOUT MANDATORY REDEMPTION	—	80

STOCKHOLDERS’ EQUITY
Common Stock	4,796	4,788
Treasury Stock	(594)	(588)
Retained Earnings	5,466	4,704
Accumulated Other Comprehensive Loss	(111)	(116)

Total Common Stockholders’ Equity	9,557	8,788
Noncontrolling Interests - Equity Investments	8	10

Total Equity	9,565	8,798

Total Capitalization	$18,721	$17,574

Attachment 5

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, $ Millions)

	For the Nine Months Ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$1,282	$1,243
Adjustments to Reconcile Net Income to Net Cash Flows From Operating Activities	57	98

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,339	1,341

NET CASH USED IN INVESTING ACTIVITIES	(1,096)	(419)

NET CASH USED IN FINANCING ACTIVITIES	(261)	(1,113)

Net Decrease in Cash and Cash Equivalents	(18)	(191)
Cash and Cash Equivalents at Beginning of Period	350	321

Cash and Cash Equivalents at End of Period	$332	$130

Attachment 6

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Quarter-over-Quarter EPS Reconciliation

September 30, 2010 vs. September 30, 2009

(Unaudited)

Attachment 7

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Year-over-Year EPS Reconciliation

September 30, 2010 vs. September 30, 2009

(Unaudited)

Attachment 8

PSEG POWER LLC

Generation Measures

(Unaudited)

	GWhr Breakdown		GWhr Breakdown
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Nuclear - NJ	5,146	5,555	15,517	15,782
Nuclear - PA	2,163	2,183	7,060	6,969

Total Nuclear	7,309	7,738	22,577	22,751
Fossil - Coal - NJ*	1,130	795	3,302	1,766
Fossil - Coal - PA	1,548	1,341	4,314	4,008
Fossil - Coal - CT	453	105	1,031	615

Total Coal	3,131	2,241	8,647	6,389
Fossil - Oil & Natural Gas - NJ	3,700	2,881	9,204	6,782
Fossil - Oil & Natural Gas - NY	1,272	1,028	3,366	2,537
Fossil - Oil & Natural Gas - CT	101	16	122	116
Fossil - Oil & Natural Gas - TX	2,336	2,328	5,879	5,861

Total Oil & Natural Gas	7,409	6,253	18,571	15,296

	17,849	16,232	49,795	44,436

	% Generation by Fuel Type		% Generation by Fuel Type
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Nuclear - NJ	29%	34%	31%	35%
Nuclear - PA	12%	14%	14%	16%

Total Nuclear	41%	48%	45%	51%
Fossil - Coal - NJ*	6%	5%	7%	4%
Fossil - Coal - PA	9%	8%	9%	9%
Fossil - Coal - CT	3%	1%	2%	1%

Total Coal	18%	14%	18%	14%
Fossil - Oil & Natural Gas - NJ	21%	18%	18%	16%
Fossil - Oil & Natural Gas - NY	7%	6%	7%	6%
Fossil - Oil & Natural Gas - CT	0%	0%	0%	0%
Fossil - Oil & Natural Gas - TX	13%	14%	12%	13%

Total Oil & Natural Gas	41%	38%	37%	35%

	100%	100%	100%	100%

*	Includes Pumped Storage. Pumped Storage accounted for <1% of total generation for the three and nine months ended September 30, 2010 and 2009.

Attachment 9

PUBLIC SERVICE ELECTRIC & GAS COMPANY

Retail Sales and Revenues

(Unaudited)

September 30, 2010

Electric Sales and Revenues

	Three Months Ended	Change vs. 2009	Nine Months Ended	Change vs. 2009
Sales (millions kwh)
Residential	4,769	19.1%	11,300	11.9%
Commercial & Industrial	8,087	2.1%	22,154	1.3%
Street Lighting	82	5.2%	266	1.3%
Other	3	5.1%	7	3.1%

Total	12,941	7.8%	33,727	4.6%

Revenue ($ millions)
Residential	$827	15.5%	$1,894	9.9%
Commercial & Industrial	803	-8.5%	1,949	-14.2%
Street Lighting	18	1.8%	57	0.9%
Other Operating Revenues*	110	50.3%	277	32.3%

Total	$1,758	4.3%	$4,177	-2.0%

	Three Months Ended	Change vs. 2009	Nine Months Ended	Change vs. 2009
Weather Data
THI Hours - Actual	14,507	68.2%	20,001	81.8%
THI Hours - Normal	11,130		15,055

*	Primarily sales of Non-Utility Generator energy to PJM and Transmission related revenues.

Attachment 10

PUBLIC SERVICE ELECTRIC & GAS COMPANY

Retail Sales and Revenues

(Unaudited)

September 30, 2010

Gas Sold and Transported

	Three Months Ended	Change vs. 2009	Nine Months Ended	Change vs. 2009
Sales (millions therms)
Residential Sales	84	-12.8%	885	-9.5%
Commercial & Industrial - Firm Sales	33	-12.1%	334	-10.4%
Commercial & Industrial - Interr. & Cogen	62	12.9%	138	-6.3%

Total	179	-5.2%	1,357	-9.4%

Gas Transported - Firm Sales	55	14.6%	324	1.2%
Gas Transported - Non-Firm	287	-29.8%	729	2.8%
Revenue ($ millions)
Residential Sales	$64	-27.5%	$726	-24.2%
Commercial & Industrial - Firm Sales	21	11.1%	236	-5.2%
Commercial & Industrial - Interr. & Cogen	32	48.9%	77	8.1%
Other Operating Revenues*	36	5.6%	111	9.1%

Total	$153	-5.9%	$1,150	-16.6%

Gas Transported	$96	1.0%	$661	-3.1%

	Three Months Ended	Change vs. 2009	Nine Months Ended	Change vs. 2009
Weather Data
Degree Days - Actual	—	-100.0%	2,146	-13.8%
Degree Days - Normal	9		2,360

*	Primarily Appliance Service.

Attachment 11

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Statistical Measures

(Unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2010	2009	2010	2009
Weighted Average Common Shares Outstanding (000’s)
Basic	505,945	505,982	506,001	505,986
Diluted	506,968	507,242	507,068	506,957
Stock Price at End of Period			$33.08	$31.44
Dividends Paid per Share of Common Stock	$0.3425	$0.3325	$1.0275	$0.9975
Dividend Payout Ratio*			42.9%	42.3%
Dividend Yield			4.1%	4.2%
Price/Earnings Ratio*			10.4	10.1
Rate of Return on Average Common Equity*			17.7%	19.4%
Book Value per Common Share			$18.89	$17.16
Market Price as a Percent of Book Value			175%	183%
Total Shareholder Return	6.7%	-2.6%	2.8%	11.6%

*	Calculation based on Operating Earnings for the 12 month period ended

Attachment 12

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Reconciling Items Excluded from Continuing Operations(a) to Compute Operating Earnings

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended December 31,
Pro-forma Adjustments, net of tax	2010	2009	2010	2009	2009
Earnings Impact ($ Millions)
Gain (Loss) on Nuclear Decommissioning Trust (NDT)	$10	$7	$30	$1	$9
Fund Related Activity (PSEG Power)
Gain (Loss) on Mark-to-Market (MTM) (PSEG Power)	19	17	30	(22)	(25)
Net Reversal of Lease Transaction Reserves (Energy Holdings)	—	—	—	—	29
Market Transition Charge Refund (PSE&G)	—	—	(72)	—	—

Total Pro-forma adjustments	$29	$24	$(12)	$(21)	$13

Fully Diluted Average Shares Outstanding (in Millions)	507	507	507	507	507

Per Share Impact (Diluted)
Gain (Loss) on NDT Fund Related Activity (PSEG Power)	$0.02	$0.01	$0.06	$—	$0.02
Gain (Loss) on MTM (PSEG Power)	0.04	0.03	0.06	(0.05)	(0.05)
Net Reversal of Lease Transaction Reserves (Energy Holdings)	—	—	—	—	0.05
Market Transition Charge Refund (PSE&G)	—	—	(0.14)	—	—

Total Pro-forma adjustments	$0.06	$0.04	$(0.02)	$(0.05)	$0.02

(a)	Income from Continuing Operations for the three and nine months ended September 30, 2010 and 2009 and the twelve months ended December 31, 2009 is equal to Net Income.